Exhibit e (v) under Form N-1A

                                               Exhibit 1 under Item 601/Reg. S-K





                           Amendment #1 to Exhibit B

                                     to the
                             Distributor's Contract

                              FEDERATED MDT SERIES
                        Federated MDT All Cap Core Fund
                   Federated MDT Tax Aware/All Cap Core Fund
                      Federated MDT Large Cap Growth Fund
                       Federated MDT Mid Cap Growth Fund
                       Federated MDT Small Cap Value Fund
                       Federated MDT Small Cap Core Fund
                      Federated MDT Small Cap Growth Fund
                          Federated MDT Balanced Fund
                                 CLASS A SHARES

   The following provisions are hereby incorporated and made part of the Distributor's Contract dated July 31, 2006, between Federated MDT Series and Federated Securities Corp. with respect to the Class A Shares of the Funds as set forth above.

1. The Trust hereby appoints FSC to engage in activities principally intended to result in the sale of shares of the above-listed Class ("Shares"). Pursuant to this appointment, FSC is authorized to select a group of financial institutions ("Financial Institutions") to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. During the term of this Agreement, the Trust will pay FSC for services pursuant to this Agreement, a monthly fee computed as the annual rate of .05 of 1% of the average aggregate net asset value of the Class A Shares of the portfolios set forth above held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

3. FSC may from time-to-time and for such periods as it deems appropriate reduce its compensation to the extent any Class expenses exceed such lower expense limitation as FSC may, by notice to the Trust, voluntarily declare to be effective.

4. FSC will enter into separate written agreements with various firms to provide certain of the services set forth in Paragraph 1 herein. FSC, in its sole discretion, may pay Financial Institutions a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by FSC in its sole discretion.

5. FSC will prepare reports to the Board of Trustees of the Trust on a quarterly basis showing amounts expended hereunder including amounts paid to Financial Institutions and the purpose for such expenditures.

   In consideration of the mutual covenants set forth in the Distributor's Contract dated July 31, 2006, between Federated MDT Series and Federated Securities Corp., Federated MDT Series executes and delivers this Exhibit on behalf of the Funds, and with respect to the Class A Shares thereof, first set forth in this Exhibit.









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